Exhibit 12(a)

August 13, 2012

Focused Growth and Income Portfolio

            a separate series of SunAmerica Series, Inc.

Harborside Financial Center

3200 Plaza 5

Jersey City, NJ 07311-4992

SunAmerica Focused Alpha Large-Cap Fund

            a separate series of SunAmerica Specialty Series

Harborside Financial Center

3200 Plaza 5

Jersey City, NJ 07311-4992

Ladies and Gentlemen:

You have asked us for our opinion concerning certain U.S. federal income tax consequences to (i) SunAmerica Focused Alpha Large-Cap Fund (the “Acquiring Portfolio”), a separate series of SunAmerica Specialty Series (the “Trust”), a Delaware statutory trust, (ii) Focused Growth and Income Portfolio (the “Target Portfolio”), a separate series of SunAmerica Series, Inc., a Maryland corporation (the “Corporation”), and (iii) the holders (the “Shareholders”) of shares of common stock of the Target Portfolio (the “Target Portfolio Shares”), when the Shareholders receive solely voting shares of beneficial interest of the Acquiring Portfolio (the “Acquiring Portfolio Shares”) in exchange for their Target Portfolio Shares pursuant to the acquisition by the Acquiring Portfolio of substantially all of the assets of the Target Portfolio in exchange for Acquiring Portfolio Shares and the assumption by the Acquiring Portfolio of the stated liabilities of the Target Portfolio (the “Reorganization”), all pursuant to that certain Agreement and Plan of Reorganization, dated July 24, 2012, adopted by the Board of Trustees of the Trust on behalf of the Acquiring Portfolio and the Board of Directors of the Corporation on behalf of the Target Portfolio (the “Plan”). This opinion is being delivered pursuant to Section 8.6 of the Plan. The assets to be acquired by the Acquiring Portfolio are defined in Section 1.2 of the Plan (the “Assets”). The liabilities to be assumed by the Acquiring Portfolio are defined in Section 1.3 of the Plan (the “Assumed Liabilities”).

We have reviewed such documents and materials as we have considered necessary for the purpose of rendering this opinion. In rendering this opinion, we have assumed that such documents

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as yet unexecuted will, when executed, conform in all material respects to the proposed forms of such documents that we have examined. In addition, we have assumed the genuineness of all signatures, the capacity of each party executing a document to so execute that document, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

We have made inquiry as to the underlying facts that we considered to be relevant to the conclusions set forth in this letter. The opinions expressed in this letter are based upon certain factual statements relating to the Acquiring Portfolio and the Target Portfolio set forth in the Plan and representations made in letters from the Acquiring Portfolio and the Target Portfolio addressed to us for our use in rendering this opinion (the “Tax Representation Letters”). We have no reason to believe that these representations and facts are not valid, but we have not attempted to verify independently any of these representations and facts, and this opinion is based upon the assumption that each of them is accurate.

The conclusions expressed herein are based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder, published rulings and procedures of the Internal Revenue Service and judicial decisions, all as in effect on the date of this letter.

Based upon the foregoing, we are of the opinion that for U.S. federal income tax purposes:

•

The transfer to the Acquiring Portfolio of all of the Assets solely in exchange for Acquiring Portfolio Shares and the assumption by the Acquiring Portfolio of the Assumed Liabilities of the Target Portfolio followed by the distribution by the Target Portfolio of Acquiring Portfolio Shares to the Target Portfolio Shareholders in complete liquidation of the Target Portfolio, all pursuant to the Agreement, will constitute a “reorganization” within the meaning of section 368(a) of the Code, and the Acquiring Portfolio and the Target Portfolio will each be a “party to a reorganization” within the meaning of section 368(b) of the Code;

•

Under section 1032 of the Code, no gain or loss will be recognized by the Acquiring Portfolio upon the receipt of all of the Assets solely in exchange for Acquiring Portfolio Shares and the assumption by the Acquiring Portfolio of the Assumed Liabilities of the Target Portfolio except for (A) any gain or loss that may be recognized on “section 1256 contracts” as defined in section 1256(b) of the Code as a result of the closing of the tax year of the Target Portfolio, (B) any gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in section 1297(a) of the Code, and (C) any other gain or loss that may be required to be recognized as a result of the closing of the tax year of the Target Portfolio;

•

Under sections 361 and 357(a) of the Code, no gain or loss will be recognized by the Target Portfolio upon the transfer of the Assets to the Acquiring Portfolio solely in exchange for Acquiring Portfolio Shares and the assumption by the Acquiring

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Portfolio of the Assumed Liabilities or upon the distribution of Acquiring Portfolio Shares to the Target Portfolio Shareholders in exchange for such shareholders’ shares of the Target Portfolio in liquidation of the Target Portfolio except for any gain or loss that may be required to be recognized solely as a result of the close of the Target Portfolio’s taxable year due to the Reorganization;

•

Under section 354 of the Code, no gain or loss will be recognized by the Target Portfolio Shareholders upon the exchange of their Target Portfolio shares solely for Acquiring Portfolio Shares in the Reorganization;

•

Under section 358 of the Code, the aggregate basis of Acquiring Portfolio Shares received by the Target Portfolio Shareholder pursuant to the Reorganization will be the same as the aggregate basis of the Target Portfolio shares exchanged therefor by such shareholder;

•

Under section 1223(1) of the Code, the holding period of Acquiring Portfolio Shares to be received by the Target Portfolio Shareholder pursuant to the Reorganization will include the holding period of the Target Portfolio shares exchanged therefor, provided that the Target Portfolio Shareholder held the Target Portfolio shares as capital assets at the time of the Reorganization;

•

Under section 362(b) of the Code, the basis of each Asset transferred to the Acquiring Portfolio in the Reorganization will be the same in the hands of the Acquiring Portfolio as the basis of such Asset in the hands of to the Target Portfolio immediately prior to the transfer increased by the amount of gain or decreased by the amount of loss, if any, recognized by the Target Portfolio upon the transfer; and

•

Under section 1223(2) of the Code, the holding period of each of the Assets in the hands of the Acquiring Portfolio will include the holding period of each such Asset when held by the Target Portfolio (except to the extent that the investment activities of the Acquiring Portfolio reduce or eliminate such holding period and except for any assets which may be marked to market on the termination of the Target Portfolio’s taxable year or on which gain was recognized on the transfer to the Acquiring Portfolio).

The opinion expresses no view with respect to (1) the effect of the merger on any transferred asset as to which any unrealized gain or loss is required to be recognized under U.S. federal income tax principles (i) at the end of a taxable year or upon the termination thereof, or (ii) upon the transfer of such asset regardless of whether such a transfer would otherwise be a non-taxable transaction and (2) any other federal tax issues (except those set forth above) or any state, local or foreign tax issues of any kind.

Our opinion is based upon the accuracy of the certifications, representations and warranties and satisfaction of the covenants and obligations contained in the Plan, the Tax

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Representation Letters and in the various other documents related thereto. Our opinion may not be relied upon if any of such certifications, representations or warranties are not accurate or if any of such covenants or obligations are not satisfied in all material respects.

Sincerely yours,

/s/ Willkie Farr & Gallagher LLP